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                                   EXHIBIT 5.2

              Opinion of Graham & James LLP as to legality of notes


May 26, 2000



Invitrogen Corporation
1600 Faraday Avenue
Fremont, California 94555

Re:      Invitrogen Corporation 5 1/2% Convertible Subordinated Notes Due 2007

Ladies and Gentlemen:

We have acted as special New York counsel for Invitrogen Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company of 5 1/2% Convertible Subordinated Notes due March 1, 2007 (the "Notes") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules").

In connection with the opinion expressed herein, we have examined (i) a final execution copy of the Indenture dated as of March 1, 2000 (the "Indenture") between the Company and State Street Bank and Trust Company of California, N.A.,
(ii) the form of the Notes, (iii) a final execution copy of the Registration Rights Agreement dated as of March 1, 2000 (the "Registration Rights Agreement") between the Company and the Initial Purchasers, as such term is defined in the Indenture, and (iv) the Registration Statement. In addition, we have assumed the due authorization, execution, authentication, issuance and delivery of the Notes. We have made no independent investigation of fact. We have made such investigations of law as we have deemed necessary. In providing the opinion hereafter set forth, we have also assumed the due authorization, execution and delivery of the Indenture and the Registration Rights Agreement by each party named therein (including the Company) and that the Indenture and the Registration Rights Agreement so executed and delivered are identical to the final execution copies of same delivered to us. In addition, we have assumed that the Indenture and the Registration Rights Agreement are enforceable against each of the parties thereto.

Based upon the foregoing and subject to the matters hereinafter set forth we are of the opinion that:

(i) The Notes, insofar as they are governed by the laws of the State of New York, when duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws relating to or affecting enforcement of creditors' rights or by the availability of equitable remedies.

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We are not admitted to practice in any jurisdiction other than the State of New
York and do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the State of New York. The opinion is furnished for your benefit, and no other person or entity is entitled to rely on this opinion without our express written consent. This opinion may not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent; provided, however, that we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" therein. In giving this consent, we do not thereby agree that we come within the category of persons whose consent is required by the Act or the Rules. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion speaks as of the date hereof, and we undertake no obligation to update this opinion after the date hereof.

Very truly yours,

/s/ GRAHAM & JAMES LLP